Exhibit 10.1

AMENDMENT ONE TO THE EMPLOYMENT AGREEMENT OF JEFF ELIOT MARGOLIS

This Amendment (the “Amendment”) is made and entered into as of July 1, 2017 (the “Effective Date”) by and between RespireRx Pharmaceuticals Inc., f/k/a Cortex Pharmaceuticals, Inc. (the “Company”), and Jeff Eliot Margolis (“Executive”).

WHEREAS, on June 30, 2017, the Board of Directors of the Company (the “Board”), the Board approved, by unanimous written consent, amendments to the terms of the of the employment agreement, dated as of August 18, 2015, of Jeff Eliot Margolis, the Company’s Vice President, Secretary and Treasurer (the “Original Employment Agreement”);

WHEREAS, the Board determined that such amendments would be effective as of the Effective Date;

WHEREAS, Mr. Margolis is also a director of the Company; and

WHEREAS, the undersigned desire to memorialize the amendments approved by the Board.

NOW THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the undersigned hereby agree as follows:

1. In the first sentence of section 2.1 of the Original Employment Agreement, the word “Senior” is hereby inserted prior to the term “Vice-President”.

2. In the first sentence of section 2.1 of the Original Employment Agreement, the term “Chief Financial Officer,” is hereby inserted after the term “Vice-President”.

3. In section 6.1 of the Original Employment Agreement, the term “$195,000” is hereby deleted in each of the two places in which it appears, and replaced with the term “$300,000”.

4. In section 6.2 of the Original Employment Agreement, the following paragraph is added as new subsection (c):

(c) Executive will be paid the $60,000 bonus that he was granted on June 30, 2015 in cash in three installments as follows: (i) $15,000 to be paid upon the next closing of any financing by the Company in excess of $100,000, (ii) $15,000 to be paid by the end of the month in which cumulative closings of any financings by the Company (including the closing triggering the payment in clause (i)) have occurred in excess of $200,000, and (iii) $30,000 to be paid upon the next closing of any financing in excess of an additional $250,000 (after the closings that trigger payments under clauses (i) and (ii)).

5. In section 6.3 of the Original Employment Agreement, the following paragraph is added as new subsection (d):

(d) As soon as practical after July 1, 2017, the Company will grant to the Executive a one-time bonus of 25,000 non-qualified stock options to purchase the Company’s common stock, with an exercise price equal to the market price of the Company’s common stock on the date of grant and a term of five years, which, at Executive’s direction, may be issued to his family trusts as the recipients in such proportion as he specifies.

6. In section 6.4 of the Original Employment Agreement, the following shall be added to the end of the section:

Notwithstanding anything to the contrary in this Amendment, with respect to future executive bonuses, option, equity and equity-linked grants and any fringe benefits (including without limitation, auto allowance, expense allowance, life insurance, health insurance), Executive will receive terms at least as favorable as the lowest terms granted to any other member of the executive management team, including, but not limited to any person with the title of Senior Vice President, Chief Financial Officer or higher, regardless of whether that person is also a director of the Company, except for a signing bonus or grants of equity, options or similar grant, if any, necessary to induce the hiring of a Chief Financial Officer, Chief Medical Officer, or other executive officer.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

RESPIRERX PHARMACEUTICALS INC.		JEFF ELIOT MARGOLIS

By:	/s/ Arnold S. Lippa	/s/ Jeff Eliot Margolis
Title:	Arnold S. Lippa Executive Chairman and Chief Scientific Officer	Jeff Eliot Margolis